Exhibit 4-e

ARTICLES OF AMENDMENT
OF
RESTATED ARTICLES OF INCORPORATION
OF
ADC TELECOMMUNICATIONS, INC.
(a Minnesota Corporation)

The undersigned, the President and Secretary, respectively, of ADC Telecommunications, Inc., a corporation organized under the laws of the State of Minnesota (the “Company”), hereby certify that:

1.                                       The Board of Directors of the Company adopted the following resolution at a duly called and held meeting of Directors:

RESOLVED, that the first sentence of Article 3 of the Company’s Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

The aggregate number of shares which this corporation shall have authority to issue is 2,410,000,000 shares, divided into 2,400,000,000 shares of Common Stock, par value $.20 per share, and 10,000,000 shares of Preferred Stock, no par value.

2.                                       The Shareholders of the Company approved the foregoing amendment at a duly called and held meeting of shareholders.

3.                                       The foregoing amendment was adopted pursuant to the applicable provisions of Chapter 302A of the Minnesota Statues, more specifically, Section 302A.135 of the Minnesota Statues.

IN WITNESS WHEREOF, these Articles of Amendment have been executed by the President and the Secretary of ADC Telecommunications, Inc. as of this 9th day of March, 2004.

ADC TELECOMMUNICATIONS, INC.

By:	/s/ Robert E. Switz
	Robert E. Switz	President

AND

By:	/s/ Jeffrey D. Pflaum
	Jeffrey D. Pflaum	Secretary